Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of our report dated September 15, 2020, except for Note 10 and Note 14, as to which the date is March 5, 2021, relating to the consolidated financial statements of Huarui International New Material Limited for the years ended December 31, 2019 and 2018, which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

March 5, 2021